                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 of 15(d) of the
                        Securities Exchange Act of 1934

                              FEBRUARY 19, 1998
                Date of Report (Date of earliest event reported)

                               CIENA CORPORATION
             (Exact name of registrant as specified in its charter)

 DELAWARE                               0-21969                 23-2725311
 (State or other jurisdiction of        (Commission           (IRS Employer
 incorporation or organization)         File No.)           Identification No.)


    1201 WINTERSON ROAD, , LINTHICUM, MD            21090
    (Address of principal executive offices)      (Zip Code)

               Registrant's telephone number, including area code
                                 (410) 865-8500

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS

   This current report on Form 8-K provides financial information pertaining to the retroactive effect of the February 19, 1998 business combination of Ciena Corporation and ATI Telecom International Ltd., which was accounted for under the pooling of interest method of accounting.

            SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in "Financial Statements and Supplementary Data".

                                                                                       YEAR ENDED OCTOBER 31,(1)
                                                                   -----------------------------------------------------------
                                             FOR THE PERIOD
                                             FROM INCEPTION
                                              (NOVEMBER 2,
                                             1992) THROUGH
                                              OCTOBER 31,
                                                1993(1)               1994              1995           1996            1997
                                             --------------        ------------      -----------    -----------    -----------
                                                                    (in thousands except per share data)
STATEMENT OF OPERATIONS
DATA:
Revenue ...............................        $    4,074           $  20,890         $ 21,691      $  88,463       $ 413,215
Cost of goods sold.....................             2,757              15,638           16,185         47,315         166,472
                                             --------------        ------------      -----------    -----------    -----------
  Gross profit ........................             1,317               5,252            5,506         41,148         246,743
Operating expenses
  Research and development.............                 -               1,287            6,361          8,922          23,308
  Selling and marketing................               253               1,339            1,907          5,641          22,627
  General and administrative...........               473               2,352            3,034          6,422          19,323
                                             --------------        ------------      -----------    -----------    -----------
Total operating expenses...............               726               4,978           11,302         20,985          65,258
                                             --------------        ------------      -----------    -----------    -----------
Income (loss) from operations..........               591                 274           (5,796)        20,163         181,485
Other income (expense), net............                (8)               (180)             172            653           7,185
                                             --------------        ------------      -----------    -----------    -----------
Income (loss) before income
  Taxes................................               583                  94           (5,624)        20,816         188,670
Provision for income taxes.............               254                 942              824          3,553          72,703
                                             --------------        ------------      -----------    -----------    -----------
Net income (loss)......................        $      329           $    (848)        $ (6,448)     $  17,263       $ 115,967
                                             ==============        ============      ===========    ===========    ===========
Basic net income (loss) per common
  share................................        $     0.06           $   (0.12)        $  (0.51)     $    1.25       $    1.53
                                             ==============        ============      ===========    ===========    ===========
Diluted net income (loss) per common
  and dilutive potential common
share..................................        $     0.06           $   (0.12)        $  (0.51)     $    0.19       $    1.11
                                             ==============        ============      ===========    ===========    ===========
Weighted average basic common shares
  outstanding..........................             5,331               7,317           12,717         13,817          75,802
                                             ==============        ============      ===========    ===========    ===========
Weighted average basic common and
  dilutive potential common shares
  outstanding..........................             5,331               7,317           12,717         92,407         104,664
                                             ==============        ============      ===========    ===========    ===========





                                                                                         October 31,(1)
                                                 ---------------------------------------------------------------------------------

                                                         1993                1994             1995           1996            1997
                                                 --------------        ------------      -----------    -----------    -----------
                                                                                        (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents..................        $    2,447           $   4,440         $  8,261      $  24,040       $ 268,588
Working capital............................             2,172               5,485            7,221         42,240         333,452
Total assets...............................             4,897              12,076           17,706         79,676         463,279
Long-term obligations, excluding current
  portion..................................             2,201               1,901            2,074          3,465           1,885
Mandatorily redeemable preferred stock.....                 -               3,492           14,454         40,404               -
Stockholders' equity (deficit).............               461                (300)          (6,662)        10,783         372,414


(1) The Company has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year. For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1994, 1995, and 1997 comprised 52 weeks and fiscal 1996 comprised 53 weeks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's consolidated financial statements and notes thereto included elsewhere in this report on Form 8-K.
The information in this Form 8-K contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements.
Factors that might cause such a difference include, but are not limited to, the risk factors disclosed in the Company's annual report on Form 10-K for the fiscal year ended October 31, 1997 and risk factors contained in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K filed thereafter. The information presented in this report is presented as of October 31, 1997 and has not been updated or changed to reflect any events subsequent to that date, other than the acquisition of ATI Telecom International Ltd.



OVERVIEW

       This management discussion and analysis of financial condition and results of operations has been restated to give retroactive effect to the Company's February 1998 acquisition of ATI Telecom International Ltd., ("Alta"), a Canadian corporation headquartered in Norcross, Georgia, in a transaction valued at approximately $52.5 million. Alta provides a range of engineering, furnishing and installation services for telecommunications service providers in the areas of transport, switching and wireless communications. Under the terms of the agreement, the Company acquired all of the outstanding shares of Alta in exchange for 1,000,000 shares of CIENA common stock. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interest under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Alta as though it had been a part of CIENA.

   CIENA Corporation is a leading supplier of DWDM systems for fiberoptic communications networks. CIENA's DWDM systems alleviate capacity constraints and enable flexible provisioning of additional bandwidth on high-traffic routes in carriers' networks.

   The Company completed its initial public offering of 5,750,000 shares, inclusive of 750,000 shares from the exercise of the underwriters' over-allotment option, at a price of $23 per share on February 12, 1997. Net proceeds from the initial public offering were approximately $121.8 million with an additional $0.6 million received from the exercise of certain outstanding warrants. On July 8, 1997 the Company completed a public offering of 10,477,216 shares of which 1,252,060 shares were sold by the Company, inclusive of 252,060 shares from the exercise of the underwriters' over-allotment option, at a price of $44 per share. Net proceeds to the Company from the July public offering were approximately $52.2 million. The Company has added the net proceeds from the public offerings and from the exercise of the warrants to working capital. Pending use of the net proceeds, the Company has invested such funds in short-term, interest bearing investment grade obligations.

   The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation services is recognized as the services are performed unless the terms of the supply contract combine product acceptance with installation, in which case revenues for installation services are recognized when the terms of acceptance are satisfied and installation is completed. Revenues from installation service fixed price contracts are recognized on the percentage of costs incurred to date compared to estimated total costs for each contract. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user.

   All of the Company's revenue of $21.7 million for the fiscal year ended October 31, 1995 was derived from engineering, furnishing and installation services sales. The Company's revenue of $88.5 million for the fiscal year ended October 31, 1996 was derived from MultiWave 1600 system sales to Sprint and from engineering, furnishing and installation services sales. Revenue for the fiscal year ended October 31, 1997 was $413.2 million and consisted primarily of MultiWave 1600 systems sales to Sprint, WorldCom, DTI, and through the Company's Japanese distributor Nissho, to Teleway, and from engineering, furnishing and installation services sales. The DTI installation represented the Company's first deployment of the MultiWave 1600 as part of a newly built long distance fiberoptic route.

    In June 1997, the Company signed an agreement to supply MultiWave 1600 systems to Mercury, a U.K. based subsidiary of Cable and Wireless Communications Group. The agreement calls for delivery and installation beginning in August 1997 and continuing through December 1997. The Company also entered into an agreement with BICC Cables, plc, to assist the Company in the delivery of service and support to Mercury in connection with this installation and operation. Revenue recognition for the entirety of the Mercury shipments has been deferred until completion of field testing.

           In June 1997, the Company announced a next generation version of the MultiWave 1600 system, the MultiWave Sentry, which includes enhancements that significantly expand the ability of the MultiWave system to interface with data communications equipment in addition to other types of transmission equipment and increase the distance which can be spanned between transmission terminals. The Company also announced a trial evaluation agreement with AT&T, which calls for the Company to supply six 16-channel MultiWave Sentry systems for laboratory interoperability testing. In August 1997, the Company reached agreement on a five-year supply contract with AT&T. The supply agreement does not obligate AT&T to make any minimum purchases from the Company.

   In September 1997, the Company signed an agreement through Nissho to supply MultiWave Sentry to Japan Telecom. The agreement calls for delivery and installation over several months beginning in October 1997. Revenue recognition for the Japan Telecom shipments has been deferred until completion of field testing and product acceptance.

         The Company is engaged in continuing efforts to expand its manufacturing capabilities. In April 1997 the Company moved its non-manufacturing operating functions to an approximately 96,000 square foot facility near the Baltimore/Washington International Airport in Linthicum, Maryland. During the third quarter ended July 1997, the Company completed the process of renovating the vacated areas of the 50,500 square foot facility in Savage, Maryland for manufacturing capabilities. In March 1997, the Company signed a lease for an additional facility of approximately 57,000 square feet located in Linthicum to be used for manufacturing and support functions.

          In September 1997 the Company leased an additional non-manufacturing facility of approximately 68,000 square feet in the Linthicum area, which it will use to transfer its principal executive offices in the second and third quarter of fiscal 1998. The Company's current 96,000 square foot facility would then be converted almost entirely to research and product development functions. The Company added leased non-manufacturing facilities during the fourth quarter of fiscal 1997 in Atlanta, Georgia and in Middletown, New Jersey. These facilities will be used for product development, customer support and other selling and marketing activities. The Company also expects to lease additional manufacturing facilities in the Linthicum area of approximately 50,000 to 100,000 square feet during fiscal 1998.

      As of October 31, 1997 the Company and its subsidiaries employed approximately 990 persons, which was an increase of 615 persons over the approximate 375 employed on October 31, 1996.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED 1995, 1996 AND 1997

   REVENUE. The Company recognized $373.8 million and $54.8 million in MultiWave 1600 system revenue for the years ended October 31, 1997 and 1996, respectively. Revenue from engineering, furnishing and installation services was $39.4 million and $33.7 million for fiscal 1997 and fiscal 1996, respectively. During the fiscal year ended October 31, 1995 the Company's $21.7 million in revenue was derived exclusively from engineering, furnishing and installation services sales. The Company began shipping the MultiWave 1600 system for field testing in May 1996 with customer acceptance by Sprint occurring in July 1996. The MultiWave 1600 system began carrying live traffic in the Sprint network in October 1996. Initial field trials, customer acceptance, and the carrying of live traffic each occurred during fiscal 1997 in the WorldCom, Teleway, and DTI networks.

   Sprint and WorldCom accounted for $179.4 million (43.4%) and $184.5 million (44.7%), respectively of the Company's revenue during fiscal 1997. Revenue derived from foreign sales accounted for less than 3% of the Company's revenues during fiscal 1997. The Company expects fiscal 1998 revenue from both Sprint and WorldCom to account for a lower percentage of the Company's total fiscal 1998 revenue and also expects an increase over the fiscal 1997 in the percentage of 1998 revenue derived from foreign sales.

   The Company expects a decrease in the amount of revenues from MultiWave 1600 systems in fiscal 1998 as compared to fiscal 1997. The Company expects this decline in MultiWave 1600 revenue will be offset by the initial product acceptance and revenue recognition from system sales of MultiWave Sentry, MultiWave FireFly, MultiWave 4000 and additional installation services but given the recent introduction of these products, there can be no assurance that this will be the case.

   GROSS PROFIT. Cost of goods sold consists of component costs, direct compensation costs, warranty and other contractual obligations, royalties, license fees, and overhead related to the Company's manufacturing and engineering, furnishing and installation operations. Gross profit was $246.7 million, $41.1 million, and 5.5 million for fiscal years 1997, 1996, and 1995, respectively. Gross margin was 59.7%, 46.6%, and 25.4% for fiscal 1997, 1996, and 1995, respectively. The year to year increase in gross margin was primarily the result of a change in product mix from revenues largely derived from lower margin engineering, furnishing and installation sales to higher margin MultiWave product sales. The year to year increase was also attributable to fixed overhead costs being allocated over a larger revenue base, an improvement in manufacturing efficiencies, and reductions in component costs.

   The Company's gross margins in the future may be under pressure by a number of factors, including competitive market pricing, manufacturing volumes and efficiencies and fluctuations in component costs. During fiscal 1998 the Company expects that future gross margins may be affected by the mix of product features and configurations sold in a period as well as the extent of installation services provided.

   RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $23.3 million, $8.9 million, and $6.4 million for fiscal 1997, 1996, and 1995, respectively. The approximate $14.4 million or 161% increase from fiscal 1996 to 1997 and the approximate $2.5 million or 40.3% increase from fiscal 1995 to fiscal 1996 in research and development expenses related to increased staffing levels, purchases of materials used in development of new or enhanced product prototypes, and outside consulting services in support of certain developments and design efforts. During fiscal 1997, 1996, and 1995 research and development expenses were 5.6%, 10.1%, and 29.3% of revenue, respectively. The Company expects that its research and development expenditures will continue to increase in absolute dollars and perhaps as a percentage of revenue during fiscal 1998 to support the continued development of the various DWDM products, the exploration of new or complementary technologies, and the pursuit of various cost reduction strategies. The Company has expensed research and development costs as incurred.

   SELLING AND MARKETING EXPENSES. Selling and marketing expenses were $22.6 million, $5.6 million, and $1.9 million for fiscal 1997, 1996, and 1995, respectively. The approximate $17.0 million or 301% increase from fiscal 1996 to 1997 and the approximate $3.7 million or 196% increase from fiscal 1995 to fiscal 1996 in selling and marketing expenses was primarily the result of increased staffing levels in the areas of sales, technical assistance and field support, and increases in commissions earned, trade show participation and promotional costs. During fiscal 1997,1996, and 1995 selling and marketing expenses were 5.5%, 6.4%, and 8.8% of revenue, respectively. The Company anticipates that its selling and marketing expenses will increase in absolute dollars and perhaps as a percentage of revenue during fiscal 1998 as additional personnel are hired and additional offices are opened to allow the Company to pursue new market opportunities. The Company also expects the portion of selling and marketing expenses attributable to technical assistance and field support will increase as the Company's installed base of operational MultiWave systems increases.

   GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $19.3 million, $6.4 million, and $3.0 million for fiscal 1997, 1996, and 1995, respectively. The approximate $12.9 million or 201% increase from fiscal 1996 to 1997 in general and administrative expenses was primarily the result of a $7.5 million charge for actual and estimated legal and related costs associated with ongoing and pending litigation. The remaining $5.4 million increase was primarily the result of increased staffing levels and outside consulting services. The approximate $3.4 million or 112% increase from fiscal 1995 to 1996 in general and administrative expenses was also the result of increased staffing levels and outside consulting services. During fiscal 1997, 1996 and 1995 , general and administrative expenses were 4.7%, 7.3%, and 14.0% of revenue, respectively. The Company believes that its general and administrative expenses will increase in absolute dollars and perhaps as a percentage of revenue during fiscal 1998 as a result of the expansion of the Company's administrative staff required to support its expanding operations and legal expenses associated with pending litigation.

   OPERATING PROFIT (LOSS). The Company's operating profit for fiscal 1997 and 1996 was $181.5 million or 43.9% of revenue, and $20.2 million or 22.8%,respectively. During fiscal year 1995 the Company incurred a loss from operations of $5.8 million or 26.7% of revenue. The year to year increases in operating profits was primarily due to the comparable increases in revenues and gross profits derived from the Company's MuliWave systems. The Company expects that its operating profit will decrease as a percentage of revenue as it continues to hire additional personnel and increase operating expenses to support its business.

   OTHER INCOME (EXPENSE), NET. Other income (expense), net, consists of interest income earned on the Company's cash and cash equivalents, net of interest expense associated with the Company's debt obligations. Other income (expense), net, was $7.2 million, $0.7 million, and $0.2 million for fiscal 1997, 1996, and 1995, respectively. The year to year increase in other income (expense), net, was primarily the result of the investment of the net proceeds of the Company's stock offerings.

   PROVISION FOR INCOME TAXES. During fiscal 1995, Alta was required to file separate Federal, State and Foreign income tax returns resulting in a tax expense of $0.8 million. Also during fiscal 1995, no tax benefit was recorded for the losses derived from the Company's other operations as a valuation allowance had been recorded to offset the Company's net deferred tax assets, including possible future benefit from realization of tax operating loss carryforwards. The recording of such valuation allowance was based upon management's determination that realization of the net deferred tax assets was not "more likely than not" ( as defined in Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes"). During fiscal 1996, the Company received product acceptance from its initial customer and commenced profitable operations, at which time the Company reversed its previously established deferred tax valuation allowance. The provision for income taxes for fiscal 1996 of $3.6 million is net of a tax benefit of approximately $4.6 million related to the reversal of the deferred tax valuation allowance. See
Note 7 of Notes to Consolidated Financial Statements. The Company's provision for income taxes was 38.5% of pre-tax earnings, or $72.7 million for fiscal 1997.

QUARTERLY RESULTS OF OPERATIONS

    The tables below set forth the operating results and percentage of revenue represented by certain items in the Company's statements of operations for each of the eight quarters in the period ended October 31, 1997. This information is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                                                              Fiscal Quarter Ended
                                              ----------------------------------------------------------------------------------
                                              Jan. 31,   Apr. 30,   Jul. 31,   Oct. 31,  Jan. 31,  April 30,  Jul. 31,  Oct. 31
                                                1996       1996       1996       1996      1997       1997      1997      1997
                                              --------   --------   --------   --------  --------  ---------  --------  --------
                                                                     (in thousands, except per share data)
Revenue ....................................  $  8,579   $  6,765   $ 25,732    $47,387  $ 63,673  $ 97,603   $121,845  $130,094
Cost of goods sold .........................     6,449      5,138     14,036     21,692    28,253    40,400     47,569    50,250
                                              --------   --------   --------   --------  --------  ---------  --------  --------
    Gross profit ...........................     2,130      1,627     11,696     25,695    35,420    57,203     74,276    79,844
                                              --------   --------   --------   --------  --------  ---------  --------  --------
Operating expenses:
    Research and development ...............     2,473      1,746      1,964      2,739     3,050     4,699      7,245     8,314
    Selling and marketing ..................       990      1,068      1,609      1,974     3,070     4,946      6,722     7,889
    General and administrative .............     1,175      1,023      1,711      2,513     7,003     2,797      3,241     6,282
                                              --------   --------   --------   --------  --------  ---------  --------  --------
Total operating expenses ...................     4,638      3,837      5,284      7,226    13,123    12,442     17,208    22,485
                                              --------   --------   --------   --------  --------  ---------  --------  --------
Income (loss) from operations ..............    (2,508)    (2,210)     6,412     18,469    22,297    44,761     57,068    57,359
Other income (expense), net ................       124        258        102        169       302     1,846      1,426     3,611
                                              --------   --------   --------   --------  --------  ---------  --------  --------
Income (loss) before income taxes ..........    (2,384)    (1,952)     6,514     18,638    22,599    46,607     58,494    60,970
Provision (benefit) for income taxes .......       382        249     (4,276)     7,198     8,744    18,127     22,770    23,062
                                              --------   --------   --------   --------  --------  ---------  --------  --------
Net income (loss) ..........................  $ (2,766)  $ (2,201)  $ 10,790    $11,440  $ 13,855  $ 28,480   $ 35,724  $ 37,908
                                              ========   ========   ========   ========  ========  =========  ========  ========

Basic net income (loss) per common share
  (1) (2) ..................................  $  (0.21)  $  (0.16)  $   0.77    $  0.81  $   0.97  $   0.31   $   0.36  $   0.38
                                              ========   ========   ========   ========  ========  =========  ========  ========

Diluted net income (loss) per common share
  and dilutive potential common share
  (1) (2) ..................................  $  (0.21)  $  (0.16)  $   0.11    $  0.12  $   0.14  $   0.27   $   0.34  $   0.35
                                              ========   ========   ========   ========  ========  =========  ========  ========

Weighted average basic common share (1) ....    13,115     13,862     14,057     14,178    14,216    92,644     98,021    99,786
                                              ========   ========   ========   ========  ========  =========  ========  ========




Weighted average basic and common and
  dilutive potential common share (1) ......    13,115     13,862     95,970     97,755   100,425   105,456    106,296   107,308
                                              ========   ========   ========   ========  ========  =========  ========  ========

                                                                        Fiscal Quarter Ended
                                            ----------------------------------------------------------------------------
                                            Jan. 31, Apr. 30, Jul. 31,  Oct. 31,  Jan. 31,  Apr. 30,  Jul. 31,  Oct. 31,
                                              1996     1996     1996      1996      1997      1997      1997      1997
                                            -------- -------- --------  --------  --------  --------  --------  --------
                                                                     (as a percentage of revenue)
Revenue ...............................      100.0    100.0    100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %
Cost of goods sold ....................       75.2     75.9     54.5      45.8      44.4      41.4      39.0      38.6
                                             -----    -----    -----     -----     -----     -----     -----     -----
    Gross profit ......................       24.8     24.1     45.5      54.2      55.6      58.6      61.0      61.4
Operating expenses:
    Research and development ..........       28.8     25.8      7.6       5.8       4.8       4.8       5.9       6.4
    Selling and marketing .............       11.5     15.8      6.3       4.2       4.8       5.1       5.5       6.1
    General and administrative ........       13.7     15.1      6.6       5.3      11.0       2.9       2.7       4.8
                                             -----    -----    -----     -----     -----     -----     -----     -----
Total operating expenses ..............       54.0     56.7     20.5      15.3      20.6      12.8      14.1      17.3
                                             -----    -----    -----     -----     -----     -----     -----     -----
Income (loss) from operations .........      (29.2)   (32.6)    25.0      38.9      35.0      45.8      46.9      44.1
Other income (expense), net ...........        1.4      3.8      0.4       0.4       0.5       1.9       1.2       2.8
                                             -----    -----    -----     -----     -----     -----     -----     -----
Income (loss) before income taxes .....      (27.8)   (28.8)    25.4      39.3      35.5      47.7      48.1      46.9
Provision (benefit) for income taxes ..        4.5      3.7    (16.6)     15.2      13.7      18.6      18.7      17.7
                                             -----    -----    -----     -----     -----     -----     -----     -----
Net income (loss) .....................      (32.3)   (32.5)    42.0 %    24.1 %    21.8 %    29.1 %    29.4 %    29.2 %
                                             =====    =====    =====     =====     =====     =====     =====     =====


(1) The diluted net income (loss) per common share and dilutive potential common share include the weighted average outstanding basic and diluitive common shares which includes Common Stock, stock options and warrants using the treasury stock method and the assumed conversion of all outstanding shares of Convertible Preferred Stock into Common Stock for all periods stated, except for the quarters ended January 31, 1996 and April 30, 1996, which because a loss was incurred during these quarters, are presented using only basic shares outstanding. Basic shares outstanding includes only weighted average Common Stock outstanding.
(2) The sum of the quarterly earnings per share for fiscal 1996 does not equal the reported annual earnings per share for fiscal 1996 due to the effect of using only basic shares outstanding for the quarters ended January 31, 1996 and April 30, 1996. The sum of the quarterly earnings per share for fiscal 1997 does not equal the reported annual earnings per share for fiscal 1997 due to the effect of the Company's stock issuances during the year.

QUARTERLY RESULTS OF OPERATIONS CONTINUED

   The Company's quarterly operating results have varied and are expected to vary significantly in the future. These fluctuations may be caused by many factors, including , among others, the size and timing of customer orders and the related field testing and product acceptance cycle times; increases in manufacturing and operating expenses in anticipation of expected customer demand; effective transition and market acceptance of new and multiple product lines; competitive pricing pressures; mix of products and services sold; intellectual property litigation; and general economic conditions. As a result of the foregoing and other factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

   The Company's revenue increased significantly on a quarter-to-quarter basis since the Company's initial customer acceptance of its' MultiWave systems during the quarter ended July 31, 1996 to the quarter ended July 31, 1997. The fourth quarter ended October 31, 1997 posted an increase in revenue as compared to the third quarter ended July 31, 1997 with moderating sequential growth in percentage terms as compared to the previous quarters. The moderating revenue growth in the fourth quarter of fiscal 1997 was attributable to a year-end wind-down of the annual capital equipment procurement cycle of one of the two primary customers of the Company.

   Operating expenses have generally increased in absolute dollars over the quarters shown as the Company has increased staffing and related infrastructure costs in its research and development, selling and marketing, and administrative functions. Quarter-to-quarter growth in research and development was primarily attributable to increased staffing levels, purchases of materials used in the development of new or enhanced prototypes, and outside services in support of certain developments and design efforts. Quarter-to-quarter growth in selling and marketing was primarily the result of increased staffing levels in the areas of sales, technical assistance and field support, and increases in commissions earned, trade show participation and promotional costs. For the quarters ended January 31, 1997 and October 31, 1997, the increases in general and administrative costs were primarily the result of a $5.0 and $2.5 million charge, respectively, to accrue estimated legal and related costs associated with pending litigation.

LIQUIDITY AND CAPITAL RESOURCES

   The Company financed its operations and capital expenditures from inception through fiscal 1996 principally through the sale of Convertible Preferred Stock for proceeds totaling $40.6 million and capital lease financing totaling $4.1 million. The Company completed its initial public offering of Common Stock in February 1997 and realized net proceeds of approximately $121.8 million with an additional $0.6 million received from the exercise of certain outstanding warrants. In July 1997, the Company completed a public offering of Common Stock and realized net proceeds of approximately $52.2 million. During fiscal 1997 the Company also realized approximately $53.1 million in tax benefits from the exercise of stock options and certain stock warrants. As of October 31, 1997, the Company had $268.6 million in cash and cash equivalents.

   The Company's operating activities used cash of $5.2 million and $1.2 million in fiscal 1995 and 1996, respectively, and provided cash of $85.0 million for fiscal 1997. The cash used in operations in fiscal 1995 and 1996 was accounted for primarily by the Company's research and development activities relating to its early development of the MultiWave system. Cash provided by operations in fiscal 1997 was principally attributable to net income adjusted for the non-cash charges of depreciation, amortization, provisions for inventory obsolescence and warranty, increases in accounts payable, accrued expenses and income tax payable; offset by increases in accounts receivable and inventories due to increased revenue and to the general increase in business activity.

   Cash used in investing activities in fiscal 1995, 1996 and 1997 were $2.1 million, $11.6 million and $66.8 million, respectively. Included in investment activities were capital equipment expenditures in fiscal 1995, 1996 and 1997 of $2.0 million, $9.9 million and $51.9 million, respectively. These capital equipment expenditures were primarily for test, manufacturing and computer equipment. The Company expects additional capital equipment expenditures to be made during fiscal 1998 to support selling and marketing, manufacturing and product development activities. In addition, since its inception the Company's investing activities have included the use of $17.3 million for the construction of leasehold improvements and expects to use an additional $9.9 million of capital in the construction of leasehold improvements for its new facilities. The Company intends lease additional facilities of 50,000 to 100,000 square feet in mid-1998 and may spend up to $5.0 million to $10.0 million in improving such facilities as and to the extent necessary to meet expansion requirements.

   The Company believes that its existing cash balance and cash flows expected from future operations will be sufficient to meet the Company's capital requirements for at least the next 18 to 24 months.

            AUDITED FINANCIAL STATEMENTS

   The following is an index to the audited consolidated financial statements:


                                                                              Page
                                                                             Number
                                                                             ------
   Report of Independent Accountants......................................      11
   Consolidated Balance Sheets............................................      12
   Consolidated Statements of Operations..................................      13
   Consolidated Statements of Changes in Stockholders' Equity (Deficit)...      14
   Consolidated Statements of Cash Flows..................................      15
   Notes to Consolidated Financial Statements.............................      16

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Stockholders of CIENA Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of CIENA Corporation and subsidiaries at October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Falls Church, VA
November 26, 1997, except for Note 1 Principles of Consolidation, as to which the date is February 19, 1998

                               CIENA CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           October 31,
                                                                                                   ----------------------------
                                                                                                       1996            1997
                                                                                                   ------------    ------------
                                                                   ASSETS
Current assets:
  Cash and cash equivalents.................................................................        $  24,040       $  268,588
  Accounts receivable (net of allowance of $233 and $722)...................................           26,516           72,336
  Inventories, net..........................................................................           13,228           41,109
  Deferred income taxes.....................................................................            1,834            9,139
  Prepaid expenses and other................................................................            1,646            3,093
                                                                                                   ------------    ------------
     Total current assets...................................................................           67,264          394,265
Equipment, furniture and fixtures, net......................................................           11,972           67,618
Other assets................................................................................              440            1,396
                                                                                                   ------------    ------------
  Total assets..............................................................................        $  79,676       $  463,279
                                                                                                   ============    ============

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................................................        $   9,363       $   24,760
  Accrued liabilities.......................................................................            5,242           32,022
  Income taxes payable......................................................................            3,962              261
  Deferred revenue..........................................................................            4,598            2,591
  Other current obligations.................................................................            1,859            1,179
                                                                                                   ------------    ------------
     Total current liabilities..............................................................           25,024           60,813
  Deferred income taxes.....................................................................                -           28,167
  Other long-term obligations...............................................................            3,465            1,885
                                                                                                   ------------    ------------
     Total liabilities......................................................................           28,489           90,865
Commitments and contingencies...............................................................                -                -
Mandatorily redeemable preferred stock - par value $.01, 16,250,000 shares authorized:
  Series A - 4,500,000 shares authorized; 3,590,157 and zero shares
  issued and outstanding ...................................................................            3,492                -
  Series B - 8,000,000 shares authorized; 7,354,092 and zero shares
  issued and outstanding ...................................................................           10,962                -
  Series C - 3,750,000 shares authorized; 3,718,899 and zero shares issued and
  outstanding...............................................................................           25,950                -
Stockholders' equity:
  Preferred stock - par value $.01; 20,000,000 shares authorized; zero shares issued
   and outstanding..........................................................................                -                -
  Common stock - par value $.01; 180,000,000 shares authorized;
  14,191,585 and 100,287,653 shares issued and outstanding..................................              142            1,003
  Additional paid-in capital................................................................              407          245,219
  Notes receivable from stockholders........................................................              (60)             (64)
  Translation adjustment....................................................................                -               (5)
  Retained earnings.........................................................................           10,294          126,261
                                                                                                   ------------    ------------
          Total stockholders' equity........................................................           10,783          372,414
                                                                                                   ------------    ------------
  Total liabilities, mandatorily redeemable preferred stock and stockholders'
     equity.................................................................................        $  79,676       $  463,279
                                                                                                   ============    ============

                               CIENA CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        Year Ended October 31,
                                                             -----------------------------------------
                                                                  1995           1996          1997
                                                             ------------    ----------   ------------
Revenue................................................       $   21,691      $  88,463    $  413,215
Cost of goods sold.....................................           16,185         47,315       166,472
                                                             ------------    ----------   ------------
    Gross profit.......................................            5,506         41,148       246,743
                                                             ------------    ----------   ------------
Operating expenses:
    Research and development...........................            6,361          8,922        23,308
    Selling and marketing..............................            1,907          5,641        22,627
    General and administrative.........................            3,034          6,422        19,323
                                                             ------------    ----------   ------------
        Total operating expenses.......................           11,302         20,985        65,258
                                                             ------------    ----------   ------------
Income (loss) from operations..........................           (5,796)        20,163       181,485
Interest and other income (expense), net...............              435          1,096         7,593
Interest expense.......................................             (263)          (443)         (408)
                                                             ------------    ----------   ------------
Income (loss) before income taxes......................           (5,624)        20,816       188,670
Provision for income taxes.............................              824          3,553        72,703
                                                             ------------    ----------   ------------
Net income (loss)......................................       $   (6,448)     $  17,263    $  115,967
                                                             ============    ==========   ============
Basic net income (loss) per common share...............       $    (0.51)         $1.25         $1.53
                                                             ============    ==========   ============
Diluted net income (loss) per common share and
    dilutive potential common share....................       $    (0.51)     $    0.19    $     1.11
                                                             ============    ==========   ============
Weighted average basic common shares outstanding                  12,717         13,817        75,802
                                                             ============    ==========   ============
Weighted average basic common and dilutive
    potential common shares outstanding................           12,717         92,407       104,664
                                                             ============    ==========   ============

   The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                                    NOTES        FOREIGN                  TOTAL
                                        COMMON STOCK                             RECEIVABLE      CURRENCY    RETAINED  STOCKHOLDERS'
                                 ---------------------------       ADDITIONAL       FROM       TRANSLATION   EARNINGS    EQUITY
                                    SHARES          AMOUNT      PAID-IN-CAPITAL  STOCKHOLDERS   ADJUSTMENT  (DEFICIT)   (DEFICIT)
                                 -------------    ----------    ---------------  ------------  -----------  ---------  ------------
BALANCE AT OCTOBER 31, 1994.....   11,816,665      $      118      $    167           $(65)        $  -     $   (519)  $     (299)
Exercise of warrants............    1,075,000              11            11              -            -            -           22
Exercise of stock options.......       43,750               -             -              -            -            -            -
Repayment of receivables from
  stockholders..................            -               -             -             65            -            -           65
Dividend payable................                                                                                  (2)          (2)
Net loss........................            -               -             -              -            -       (6,448)      (6,448)
                                 -------------    -----------   ---------------  ------------  -----------  ---------  ------------
BALANCE AT OCTOBER 31, 1995.....   12,935,415             129           178              -            -       (6,969)      (6,662)
Exercise of warrants............      676,425               7             -              -            -            -            7
Exercise of stock options.......      579,745               6            71            (60)           -            -           17
Compensation cost of stock
  options.......................            -               -             2              -            -            -            2
Issuance of warrant for
  settlement of certain equity
  rights........................            -               -           156              -            -            -          156
Net income......................            -               -             -              -            -       17,263       17,263
                                 -------------    -----------   ---------------  ------------  -----------  ---------  ------------
BALANCE OF OCTOBER 31, 1996.....   14,191,585             142           407            (60)           -       10,294       10,783
Issuance of common stock, net
  of issuance costs.............    7,002,060              70       173,947              -            -            -      174,017
Conversion of Preferred
  Stock.........................   74,815,740             748        40,256              -            -            -       41,004
Exercise of warrants............      666,086               7             -              -            -            -            7
Exercise of stock options.......    3,612,182              36           859            (73)           -            -          822
Tax benefit from the exercise of
  stock options.................            -               -        29,709              -            -            -       29,709
Repayment of receivables from
  stockholders..................            -               -             -             69            -            -           69
Translation adjustment..........                                                                     (5)                       (5)
Compensation cost of stock
  options and other adjustments.            -               -            41              -            -            -           41
Net income......................            -               -             -              -            -      115,967      115,967
                                 -------------    -----------   ---------------  ------------  -----------  ---------  ------------
BALANCE AT OCTOBER 31, 1997.....  100,287,653      $    1,003      $245,219           $(64)        $ (5)    $126,261   $  372,414
                                 =============    ===========   ===============  ============  ===========  =========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED OCTOBER 31,
                                                                     ------------------------------------------
                                                                          1995          1996           1997
                                                                     ------------  ------------    ------------
Cash flows from operating activites:
  Net (loss) income ................................................  $  (6,448)    $   17,263      $ 115,967
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activites:
    Non-cash charges from equity transactions.......................          -            158             36
    Write down of leasehold improvements and equipment..............          -            883            923
    Depreciation and amortization...................................        414          1,082         10,251
    Provision for doubtful accounts.................................         76             76            489
    Provision for inventory excess and obsolescence.................          -          1,937          7,585
    Provision for warranty and other contractual
        obligations.................................................          -          1,584         11,866
    Changes in assets and liabilites:
        Increase in accounts receivable.............................       (169)       (20,601)       (46,309)
        Increase in inventories.....................................          -        (15,165)       (35,466)
        Increase in deferred income tax assets......................          -         (1,834)        (7,305)
        Increase in prepaid expenses and other assets...............         (9)        (1,009)        (2,403)
        Increase in accounts payable and accruals...................      1,171          7,259         30,311
        Increase (decrease) in income taxes payable.................        161          3,801         (3,701)
        (Decrease) increase in deferred income tax liabilities......       (392)             -          4,793
        (Decrease) increase in deferred revenue and other
            obligations.............................................        (23)         3,386         (2,007)
                                                                     ------------  ------------    ------------
    Net cash (used in) provided by operating activities.............     (5,219)        (1,180)        85,030
                                                                     ------------  ------------    ------------
Cash flows from investing activities:
    Additions to equipment, furniture and fixtures..................     (2,120)       (11,558)       (66,820)
                                                                     ------------  ------------    ------------
        Net cash used in investing activities.......................     (2,120)       (11,558)       (66,820)
                                                                     ------------  ------------    ------------
Cash flows from financing activities:
    Net proceeds from (repayment of) other obligations..............        111          2,543         (2,260)
    Net proceeds from issuance of or subscription to
        mandatorily redeemable preferred stock......................     10,962         25,950              -
    Net proceeds from issuance of common stock .....................         22             24        175,446
    Tax benefit related to exercise of stock options and warrants...          -              -         53,083
    Repayment of notes receivable from stockholders.................         65              -             69
                                                                     ------------  ------------    ------------
        Net cash provided by financing activities...................     11,160         28,517        226,338
                                                                     ------------  ------------    ------------
        Net increase in cash and cash equivalents...................      3,821         15,779        244,548
Cash and cash equivalents at beginning of period....................      4,440          8,261         24,040
                                                                     ------------  ------------    ------------
Cash and cash equivalents at end of period..........................  $   8,261     $   24,040      $ 268,588
                                                                     ============  ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
       Interest.....................................................  $     269     $      419           $405
                                                                     ============  ============    ============
       Income taxes.................................................  $   1,023     $    1,830      $  26,999
                                                                     ============  ============    ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
   Issuance of common stock for notes receivable from
       stockholders.................................................  $       -     $       60      $      73
                                                                     ============  ============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                               CIENA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

   CIENA Corporation (the "Company" or "CIENA"), a Delaware corporation, designs, manufactures and sells dense wavelength division multiplexing systems for fiberoptic telecommunications networks. During the period from November 2, 1992 to October 31, 1995, CIENA was a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Development Stage Enterprises". Planned principal operations commenced during fiscal 1996 and, accordingly, CIENA is no longer considered a development stage company.

Principles of Consolidation

   During the fiscal year ended October 31, 1997, the Company formed four wholly owned subsidiaries for the purpose of segregating aspects of the Company's business. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   On February 19, 1998 the Company completed a merger with ATI Telecom International Ltd., ("Alta"), a Canadian corporation headquartered in Norcross, Georgia, in a transaction valued at approximately $52.5 million. Alta provides a range of engineering, furnishing and installation services for telecommunications service providers in the areas of transport, switching and wireless communications. Under the terms of the agreement the Company exchanged 1,000,000 shares of its common stock for all the common stock of Alta. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Alta as though it had been a part of CIENA.

   Prior to the merger, Alta's year ended on December 31. In recording the business combination, Alta's prior period financial statements have been restated to a year ended October 31, to conform to CIENA's fiscal year end.

   All intercompany transactions between CIENA and Alta have been eliminated in consolidation. Certain reclassifications were made to Alta financial statements to conform to CIENA's presentation. No material adjustments were made to conform to CIENA's accounting policies.

   The following table shows the separate historical results of CIENA and Alta for the periods prior to the consummation of the merger of the two entities:

(in thousands)                                                                       Quarter
                                                                                      Ended
                                                 Year Ended October 31,             January 31,
                                      ---------------------------------------------------------
                                          1995            1996            1997          1998
                                                                                     (unaudited)
Revenues:
  CIENA                               $       -      $  54,838       $   373,827     $ 134,267
  Alta                                   21,691         33,625            39,531        11,349
  Intercompany eliminations                   -              -              (143)         (524)
                                      ----------    -----------     -------------   -----------
Consolidated total, as restated       $  21,691      $  88,463       $   413,215     $ 145,092
                                      ==========    ===========     =============   ===========

Net Income (loss):
  CIENA                               $  (7,629)     $  14,718       $   112,945     $  39,768
  Alta                                    1,181          2,545             3,022           (70)
                                      ----------    -----------     -------------   -----------
Consolidated total, as restated       $  (6,448)     $  17,263       $   115,967     $  39,698
                                      ==========    ===========     =============   ===========

Fiscal Year

   The Company has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year (November 1, 1997; November 2, 1996; and October 28, 1995). For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1997 and 1995 comprised 52 weeks and fiscal 1996 comprised 53 weeks.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Particularly sensitive estimates include reserves for warranty and other contractual obligations and for excess and obsolete inventories. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories

   Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. The Company records a provision for excess and obsolete inventory whenever such an impairment has been identified.

Equipment, Furniture and Fixtures

   Equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are computed using the straight-line method over useful lives of 2-5 years for equipment, furniture and fixtures and of 6-10 years for leasehold improvements.

Concentrations

      Substantially all of the Company's cash and cash equivalents are custodied with four major U.S. financial institutions. The majority of the Company's cash equivalents include U.S. Government Federal Agency Securities and overnight repurchase agreements. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

   Historically, the Company has relied on a limited number of customers for a substantial portion of its revenue. In terms of total revenue, the Company's largest two customers have been Sprint and WorldCom who combined for greater than 88% of the Company's fiscal 1997 revenue. The Company expects that a significant portion of its future revenue will continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially adversely affect the Company's operating results. Additionally, the Company's access to certain raw materials is dependent upon single and sole source suppliers. The inability of any supplier to fulfill supply requirements of the Company could impact future results.

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. The Company maintains allowances for potential losses, and has not incurred any significant losses to date. As of October 31, 1996 all of the Company's trade accounts receivable were derived from Sprint, and both Sprint and WorldCom accounted for more than 84% of the trade accounts receivable as of October 31, 1997.

Revenue Recognition

   The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation services is recognized as the services are performed unless the terms of the supply contract combine product acceptance with installation, in which case revenues for installation services are recognized when the terms of acceptance are satisfied and installation is completed. Revenues from installation service fixed price contracts are recognized on the percentage of costs incurred to date compared to estimated total costs for each contract. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user.

Revenue-Related Accruals

   The Company provides for the estimated costs to fulfill customer warranty and other contractual obligations upon the recognition of the related revenue. Such reserves are determined based upon actual warranty cost experience, estimates of component failure rates, and management's industry experience. The Company's contractual sales arrangements generally do not permit the right of return of product by the customer after the product has been accepted.

Research and Development

   The Company charges all research and development costs to expense as incurred.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates. Tax savings resulting from deductions associated with stock options and certain stock warrants are credited directly to additional paid in capital when realization of such benefit is fully assured and to deferred tax liabilities prior to such point. See Note 7.

Foreign Currency Translation

      The majority of the Company's foreign branches and subsidiaries use the U.S. dollar as their functional currency as the U.S. parent exclusively funds the branches and subsidiaries' operations with U.S. dollars. The net gain
(loss) on foreign currency remeasurement and exchange rate changes for fiscal 1995, 1996, and 1997 was immaterial.

Computation of Basic Net Income per Common Share and Diluted Net Income per Common and Dilutive Potential Common Share

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 simplifies the earnings per share (EPS) computation and replaces the presentation of primary EPS with a presentation of basic EPS. This statement also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with a complex capital structure and requires a reconciliation of the numerator and denominator used for the basic and diluted EPS computations. The Company has implemented SFAS No. 128 in fiscal 1998, as required. Accordingly, all prior period EPS data has been restated.

      The following is a reconciliation of the numerators and denominators of the basic net income per common share ("basic EPS") and diluted net income per common and dilutive potential common share ("diluted EPS"). Basic EPS is computed using the weighted average number of common shares outstanding. Diluted EPS is computed using the weighted average number of common shares outstanding, stock options and warrants using the treasury stock method and shares issued upon conversion of all outstanding shares of Mandatorily Redeemable Preferred Stock. (in thousands except per share amounts)

                                               For the Year Ended October 31, 1995
                                               ----------------------------------------------------
                                                   (Loss)             Shares             Per Share
                                                 (Numerator)       (Denominator)          Amount
                                               --------------     --------------      -------------
BASIC EPS
(Loss) available to
  common stockholders                           $    (6,448)           12,717          $   (0.51)
                                                                                      =============

EFFECT OF DILUTIVE SECURITIES
No effect due to anti-dilution                            -                 -
                                               --------------     --------------

DILUTED EPS
(Loss) available to common
  stockholders                                  $    (6,448)           12,717          $   (0.51)
                                               ==============     ==============      =============

                                               For the Year Ended October 31, 1996
                                               ----------------------------------------------------
                                                   Income             Shares            Per Share
                                                 (Numerator)       (Denominator)          Amount
                                               --------------     --------------      -------------
BASIC EPS
Income available to
  common stockholders                           $    17,263            13,817          $    1.25
                                                                                      =============

EFFECT OF DILUTIVE SECURITIES
Stock options and warrants                                -             8,533
Conversion of Preferred Stock                             -            70,057
                                               --------------     --------------

DILUTED EPS
Income available to common
  stockholders + assumed conversions            $    17,263            92,407          $    0.19
                                               ==============     ==============      =============

                                               For the Year Ended October 31, 1997
                                               ----------------------------------------------------
                                                   Income             Shares            Per Share
                                                (Numerator)       (Denominator)          Amount
                                               --------------     --------------      -------------
BASIC EPS
Income available to
  common stockholders                           $   115,967            75,802          $    1.53
                                                                                      =============

EFFECT OF DILUTIVE SECURITIES
Stock options and warrants                                -             8,774
Conversion of Preferred Stock                             -            20,088
                                               --------------     --------------
DILUTED EPS
Income available to common
  stockholders + assumed conversions            $   115,967           104,664          $    1.11
                                               ==============     ==============      =============


Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the
Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated product life. The Company defines technological feasibility as being attained at the time a working model is completed. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Accounting for Stock Options

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which is effective for the Company's consolidated financial statements for fiscal years 1996 and 1997. SFAS No. 123 allows companies to either account for stock-based compensation under the new provision of SFAS No. 123 or using the intrinsic value method provided by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees, " but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has elected to continue to account for its stock based compensation in accordance with the provisions of APB No.25 and present pro forma disclosures required by SFAS No. 123. See Note 6.

Newly Issued Accounting Standards

   In June 1997, the FASB issued SFAS No. 130, "Comprehensive Income." SFAS No. 130 becomes effective for the Company's fiscal year 1999 and requires reclassification of earlier financial statements for comparative purposes.
SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company believes the adoption of SFAS No. 130 will not have a material effect on the consolidated financial statements.

   Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement will change the way public companies report information about segments of their business in annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for the Company's fiscal year 1999. The Company believes the adoption of SFAS No. 131 will not have a material effect on the consolidated financial statements.

Reclassification

   Certain prior year amounts have been reclassified to conform to current year consolidated financial statement presentation.

(2) INVENTORIES

   Inventories are comprised of the following (in thousands):


                                                             October 31,
                                                   ---------------------------
                                                       1996             1997
                                                   ------------    -----------
Raw materials...................................    $   8,585       $  27,716
Work-in-process.................................        3,629           5,679
Finished goods..................................        2,951          15,180
                                                   ------------    -----------
                                                       15,165          48,575
Less reserve for excess and obsolescence........       (1,937)         (7,466)
                                                   ------------    -----------
                                                    $  13,228       $  41,109
                                                   ============    ===========

The following is a table depicting the activity in the Company's reserve for excess and obsolescence (in thousands):


                                               October 31,
                                          ---------------------
                                             1996        1997
                                          ---------   ---------
    Beginning balance....................  $     -     $ 1,937
    Provision charged to operations......    1,937       7,585
    Amounts written off to reserve.......        -      (2,056)
                                          ---------   ---------
    Ending balance.......................  $ 1,937     $ 7,466
                                          =========   =========

(3) EQUIPMENT, FURNITURE AND FIXTURES

   Equipment, furniture and fixtures are comprised of the following (in thousands):


                                                            October 31,
                                                    -------------------------
                                                         1996        1997
                                                    ------------ ------------
    Equipment, furniture and fixtures............... $   12,396   $   65,444
    Leasehold improvements...................             1,141       13,953
                                                    ------------ ------------
                                                         13,537       79,397
    Accumulated depreciation and amortization.......     (2,028)     (12,279)
    Construction-in-progress........................        463          500
                                                    ------------ ------------
                                                     $   11,972   $   67,618
                                                    ============ ============

(4) ACCRUED LIABILITIES

   Accrued liabilities are comprised of the following (in thousands):

                                                           October 31,
                                                     ----------------------
                                                        1996        1997
                                                     ---------  -----------
    Warranty and other contractual obligations......  $  1,584   $  12,205
    Accrued compensation.........................        2,314       8,284
    Legal and related costs.........................       300       4,577
    Consulting and outside services.................         -       3,219
    Unbilled construction-in-process and leasehold
         improvements...............................        50       1,427
    Other...........................................       994       2,310
                                                     ---------  -----------
                                                      $  5,242   $  32,022
                                                     =========  ===========

 (5) LINE OF CREDIT

   In November 1996, the Company entered into an unsecured line of credit agreement with a bank, which provided for borrowings of up to $15,000,000. The Company had no borrowings against the line of credit during fiscal 1997. In November 1997, the line of credit agreement expired.

(6) STOCKHOLDERS' EQUITY

Changes in and Conversion of Mandatorily Redeemable Convertible Preferred Stock

   As a result of the February 1997 initial public offering, all shares of Convertible Preferred Stock converted into 73,315,740 shares of Common Stock and warrants to purchase 300,000 shares of Convertible Preferred Stock were exercised for $600,000 and converted into 1,500,000 shares of Common Stock.

Public Offerings

   In February 1997, the Company successfully completed its initial public offering of Common Stock. The Company sold 5,750,000 shares, inclusive of 750,000 shares from the exercise of the underwriters over-allotment option, at a price of $23 per share. Net proceeds from the offering were approximately $121,800,000 with an additional $600,000 received from the exercise of 300,000 shares of outstanding Convertible Preferred Stock warrants.

   In July 1997 the Company completed a public offering of 10,477,216 shares of Common Stock of which 1,252,060 shares were sold by the Company inclusive of 252,060 shares from the exercise of the underwriters over-allotment option, at a price of $44 per share. Net proceeds to the Company from the public offering were approximately $52,200,000.

Stock Incentive Plans

   The Company has an Amended and Restated 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, 20,050,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to employees. These options are immediately exercisable upon grant, and both the options and the shares issuable upon exercise of the options generally vest to the employee over a four year period. The Company has the right to repurchase any exercised and non-vested shares at the original purchase price from the employees upon termination of employment. In June 1996 the Company approved the 1996 Outside Directors Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, 750,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to outside members of the Company's Board of Directors. These options vest to the director over periods from one to three years, depending on the type of option granted, and are exercisable once vested. Under the 1994 Plan and the 1996 Plan, options may be incentive stock options or non-statutory options, and the exercise price for each option shall be established by the Board of Directors provided, however, that the exercise price per share shall not be not less than the fair market value for incentive stock options and not less than 85% of fair market value for non-statutory stock options.

   Following is a summary of the Company's stock option activity:


                                              Shares       Weighted Average
                                          (in thousands)    Exercise Price
                                          --------------   ----------------
Balance at October 31, 1994 ..........         3,560            $0.02
Granted ..............................         3,856             0.03
Exercised ............................           (44)            0.02
Canceled .............................          (431)            0.02
                                             -------
Balance at October 31, 1995 ..........         6,941             0.03
Granted ..............................         5,901             1.85
Exercised ............................          (579)            0.14
Canceled .............................        (1,180)            0.18
                                             -------
Balance at October 31, 1996 ..........        11,083             0.97
Granted ..............................         1,737            32.81
Exercised ............................        (3,612)            0.27
Canceled .............................           (98)            0.52
                                             -------
Balance at October 31, 1997 ..........         9,110            $7.33
                                             =======


      At October 31, 1997 approximately 156,000 shares of Common Stock subject to repurchase by the Company had been issued upon the exercise of options and approximately 1.7 million of the total outstanding options were vested and not subject to repurchase by the Company upon exercise.

      The following table summarizes information with respect to stock options outstanding at October 31, 1997:



                                                                         Options Not Subject to
                                 Options Outstanding                    Repurchase Upon Exercise
                      -------------------------------------------       ------------------------

                                          Weighted
                                           Average
                            Number        Remaining     Weighted                        Weighted
         Range of         Outstanding    Contractual     Average          Number        Average
         Exercise         at Oct. 31,       Life        Exercise        at Oct. 31,     Exercise
          Price              1997          (Years)        Price            1997          Price
   -----------------     -------------   -----------   ----------       -----------     --------
    $ 0.02 -  $ 0.03        2,586,000       7.14       $   0.03          1,203,000      $  0.03
    $ 0.06 -  $ 0.40          810,000       8.22       $   0.26            165,000      $  0.28
    $ 0.52 -  $ 1.66          983,000       8.53       $   1.18            152,000      $  1.21
    $ 2.34 -  $ 4.34        2,839,000       8.66       $   2.52             89,000      $  3.12
    $ 4.44 -  $18.00          935,000       9.07       $  15.52             47,000      $  9.17
    $23.88 -  $58.88          957,000       9.71       $  45.61                  -      $  -
                         -------------                                  -----------
                            9,110,000       8.33       $   7.33          1,656,000      $  0.58
                         =============                                  ===========

Pro forma Stock-Based Compensation

   The Company has elected to continue to follow the provisions of APB No. 25 for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company's stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in fiscal years 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net income and net income per share for fiscal years 1996 and 1997 would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):


                                                                    Fiscal Years
                                                            ----------------------------
                                                               1996              1997
                                                            ----------       -----------
Net income applicable to common stockholders -
  as reported .......................................       $   17,263       $   115,967
                                                            ==========       ===========
Net income applicable to common stockholders -
 pro forma ..........................................       $   16,770       $   110,404
                                                            ==========       ===========
Basic net income per share - as reported ............       $     1.25       $      1.53
                                                            ==========       ===========
Basic net income per share - pro forma ..............       $     1.21       $      1.46
                                                            ==========       ===========
Diluted net income per share - as reported ..........       $     0.19       $      1.11
                                                            ==========       ===========
Diluted net income per share - pro forma ............       $     0.18       $      1.05
                                                            ==========       ===========

   The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

   The aggregate fair value and weighted average fair value of each option granted in fiscal years 1996 and 1997 were approximately $6.7 million and $33.6 million, and $1.14 and $19.33, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions for fiscal years 1996 and 1997:

                                           1996              1997
                                           ----              ----
      Expected volatility                   60%               60%
      Risk-free interest rate              6.1%              5.8%
      Expected life                        3 yrs.           3 yrs.
      Expected dividend yield                0%                0%

(7) INCOME TAXES

     Income before income taxes and the provision for income taxes consists of the following (in thousands):


                                               October 31,
                                          --------------------
                                            1996        1997
                                          --------    --------
    Income before income taxes...........  $20,816    $188,670
                                           =======    ========
    Provision for income taxes:

    Current:
      Federal............................  $ 4,483     $67,744
      State..............................      694       7,373
      Foreign............................      210          98
                                           -------    --------
             Total current...............    5,387      75,215
                                           -------    --------
    Deferred:
      Federal............................   (1,690)     (2,015)
      State.............................      (144)       (497)
      Foreign.......................             -           -
                                           -------    --------
             Total deferred..............   (1,834)     (2,512)
                                           -------    --------
    Provision for income taxes...........  $ 3,553     $72,703
                                           =======    ========


   In fiscal 1995, the tax provision was comprised primarily of a tax benefit of approximately $3.1 million which was offset by a valuation allowance of the same amount.

   In fiscal 1995, the tax provision differed from the expected tax benefit, computed by applying the U.S. federal statutory rate of 35% to the loss before income taxes, principally due to the effect of increases in the valuation allowance. In fiscal 1997 and 1996, the tax provision reconciles to the amount computed by multiplying income before income taxes by the U.S. federal statutory rate of 35% as follows:


                                                 October 31,
                                            --------------------
                                              1996        1997
                                            --------    --------
    Provision at statutory rate..........     35.0 %      35.0 %
    Reversal of valuation allowance......   (20.0)           -
    State taxes, net of federal benefit..      2.7         2.6
    Other................................    (0.6)         0.9
                                            --------    --------
                                              17.1 %      38.5 %
                                            ========    ========

The significant components of deferred tax assets and liabilities were as follows (in thousands):


                                                               October 31,
                                                          -----------------------
                                                            1996           1997
                                                          -------        --------
Deferred tax assets:
  Reserves and accrued liabilities ................       $ 1,452        $  9,281
  Depreciation and other ..........................           382               -
Net operating loss and credit carry forward .......         1,609           1,555
Capital loss carry forward ........................           940               -
                                                          -------        --------
Gross deferred tax assets .........................       $ 4,383        $ 10,836
Valuation allowance ...............................        (2,549)         (1,697)
                                                          -------        --------
Net deferred tax asset ............................       $ 1,834        $  9,139
                                                          =======        ========

Deferred tax liabilities:
  Equipment leases ................................       $     -        $  3,985
  Services ........................................             -          19,389
  Depreciation and other ..........................             -           4,793
                                                          -------        --------
    Deferred tax liabilites .......................       $     -        $ 28,167
                                                          =======        ========

   As of October 31, 1997 the Company assumed net operating loss carryforwards of approximately $4.5 million through its acquisition of Alta which begin expiring in fiscal 2002.

   The income tax provisions do not reflect the tax savings resulting from deductions associated with the Company's stock option plans or the exercise of certain stock warrants. Tax benefits of approximately $29.7 million and $23.4 million from exercises of stock options and certain stock warrants, respectively, were credited directly to additional paid-in-capital and to long-term deferred income taxes for fiscal 1997, respectively.

(8) EMPLOYEE BENEFIT PLANS

   In January 1995, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age, have completed three months of service and are not covered by a collective bargaining agreement where retirement benefits are subject to good faith bargaining. Participants may contribute up to 15% of pre-tax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions of up to the lesser of $30,000 or 25% of each participant's compensation. In fiscal 1997 the Company revised the plan to include an employer matching contribution equal to 100% of the first 3% of participating employee contributions, with a five year vesting plan applicable to the Company's contribution. The Company has made no profit sharing contributions to date. During fiscal 1997 the Company made matching contributions of approximately $300,000.

(9) COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

   The Company has certain minimum obligations under noncancelable operating leases expiring on various dates through 2006 for equipment and facilities. Future annual minimum rental commitments under noncancelable operating leases at October 31, 1997 are as follows (in thousands):


Fiscal year ending October 31,
------------------------------
1998 ...............................       $ 4,536
1999 ...............................         4,946
2000 ...............................         4,817
2001 ...............................         4,639
2002 ...............................         4,008
Thereafter .........................        13,015
                                           -------
                                           $35,961
                                           =======


   Rental expense for fiscal 1995, 1996 and 1997 was approximately $207,000, $717,000 and $2,652,000, respectively.

Litigation

   Pirelli Litigation. On December 20, 1996, a U.S. affiliate of Pirelli SpA ("Pirelli") filed suit in U.S. District Court in Delaware, alleging willful infringement by the Company of five U.S. patents held by Pirelli. The lawsuit seeks treble damages, attorneys' fees and costs, as well as preliminary and
permanent injunctive relief against the alleged infringement.   On February 10,
1997, the Company filed its answer denying infringement, alleging inequitable conduct on the part of Pirelli in the prosecution of certain of its patents, and stating a counterclaim against the relevant Pirelli parties for a declaratory judgment finding the Pirelli patents invalid and/or not infringed. Two of the five patents in suit have since been removed from the litigation.

   On March 14, 1997, the Company filed suit against Pirelli in U.S. District Court in the Eastern District of Virginia, alleging willful infringement by Pirelli of three U.S. patents held or co-owned by the Company, one of which was withdrawn in September 1997. The lawsuit seeks treble damages, attorneys' fees and costs, as well as permanent injunctive relief against the alleged infringement. The patents relate to certain of Pirelli's cable television equipment and fiberoptic communications equipment. Motions for summary judgment by both parties are currently pending on the issue of infringement as it relates to the cable television patent, and Pirelli has also filed a motion for summary judgment of invalidity on this patent. As to the second of the two patents, on December 5, 1997, the court issued an order granting partial summary judgment for Pirelli on the issue of non-infringement, and denying Pirelli's motion for summary judgment of invalidity of this patent.

   In February 1997, the Company filed a complaint against Pirelli with the International Trade Commission ("ITC"), based on the Company's belief that a 32 channel DWDM system announced by Pirelli infringed at least two of the Company's patents. The Company's complaint sought a ban on the importation of this product into the U.S. A formal investigative proceeding was instituted by the ITC on April 3, 1997. On November 24, 1997, the parties settled the matter by entry of a Consent Order. Under the Consent Order, Pirelli has agreed not to import into the United States WDM systems which infringe upon the Company's patented in fiber Bragg gratings-based WDM systems.

   The Company has accrued $7.5 million for legal fees associated with their involvement in the above litigation; $4.3 million of that accrual is remaining at October 31, 1997, which the Company considers sufficient to account for all anticipated legal fees. The Company continues to believe its MultiWave systems do not infringe any valid claim of the three remaining Pirelli patents and believes certain Pirelli patents and/or claims are invalid.

   Kimberlin Litigation. On November 20, 1996, a stockholder and entities controlled by that stockholder (the "plaintiffs") who provided initial equity capital during the formation of the Company and participated in the Series C Preferred Stock financing, filed suit in U. S. District Court for the Southern District of New York against the Company and certain directors of the Company (the "defendants"), alleging that the plaintiffs were entitled to purchase additional shares of Series C Preferred Stock at the time of the closing of the Series C Preferred Stock financing, but were denied that opportunity by the defendants. The lawsuit claims breach of contract, breach of fiduciary duty and violation of Securities Commission Rule 10b-5 by the defendant. On January 6, 1997, the Company filed its answer to the plaintiffs' complaint, and filed a counterclaim. The plaintiffs amended their complaint in May 1997 alleging a violation of federal insider trading laws. There has not been a trial date set by the judge.

   The Company believes that the Plaintiffs' claims and amended claims are without merit and intends to defend itself vigorously. The Company has moved for summary judgment on the entire matter, but there is no assurance the judgment will be granted.

   The Company has agreed to indemnify its customers for liability incurred in connection with the infringement of a third-party's intellectual property rights. Although the Company has not received notice from any customer advising the Company of any alleged infringement of a third-party's intellectual property rights, there can be no assurance that such indemnification of alleged liability will not be required from the Company in the future.

(10) FOREIGN SALES

      The Company has sales and marketing operations located outside the United States in the United Kingdom, Canada, Philippines, Belgium and Japan. The Company has distributor or marketing representative arrangements covering Austria, Germany, Italy and Switzerland in Europe, and the Republic of Korea and Japan in Asia. The Company also has representative support in Brazil. Included in revenues are export sales of approximately $6.0 million, $3.5 million, and $11.7 million in fiscal years 1995, 1996 and 1997, respectively.

(11) SUBSEQUENT EVENTS (UNAUDITED)

Acquisitions

Astracom

      The company has signed a letter of intent to enter into an Agreement and Plan of Merger with Astracom, Inc. ("Astracom"), an early stage telecommunications company which was incorporated on November 20, 1996, and is located in Atlanta, Georgia. The transaction is expected to be completed during the December 1997 period. The purchase price is expected to be approximately $13.1 million and consists of the issuance of 169,754 shares of CIENA common stock, the payment of $2.4 million in cash, and the assumption of certain stock options. Based on preliminary estimates, the Company believes the purchase price represents approximately $11.4 million in goodwill and other intangibles, and approximately $1.7 million in net assets assumed, and that the amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is between five to seven years.

   The operations of the acquired company are not material to the consolidated financial statements of the Company, and accordingly, separate pro forma financial information has not been presented for fiscal year 1997 as if Astracom had been acquired as of November 20, 1996.

Terabit

   During April 1998 the Company completed an Agreement and Plan of Reorganization with Terabit Technology, Inc. ("Terabit"), a developer of optical components known as photodetector or optical receivers. Terabit is located in Santa Barbara, California. The purchase price was approximately $11.5 million and consisted of the issuance of 134,390 shares of CIENA common stock, the payment of $1.1 million in cash, and the assumption of certain stock options. The transaction was recorded using the purchase accounting method with the purchase price representing approximately $9.5 million in purchased research and development, 1.8 million in goodwill and other intangibles, and approximately $0.2 million in net assets assumed. The amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is five years. The operations of Terabit are not material to the consolidated financial statements of the Company, and accordingly, separate pro forma financial information has not been presented.

Resolution of Litigation with Pirelli

   On June 1, 1998 the Company announced the resolution of all pending litigation with Pirelli. The terms of the settlement involved the dismissal of Pirelli's three lawsuits against the Company that were pending in Delaware, dismissal of the Company's legal proceedings against Pirelli in the United States International Trade Commission, payment to Pirelli of $30.0 million and certain running royalties due to Pirelli, a worldwide, non-exclusive cross-license to each party's patent portfolios, and a five-year moratorium on future litigation between the parties. As a result of the settlement, the Company plans to record a one time charge in its fiscal quarter ended July 31, 1998, of approximately $20.0 million. The payment of future royalties due to Pirelli is based upon future revenues derived from the licensed technology. The Company does not expect the future royalty payments to have a material impact on the Company's business, financial condition and or results of operations.

ADDITIONAL SUPPLEMENTAL DATA (UNAUDITED)

The historical consolidated financial results of CIENA for prior periods have been restated to include the financial position and results of operations of Alta. In the opinion of management, financial statements included in this report reflect all normal recurring adjustments which the Company considers necessary for the fair presentation of the results of operations for the interim period covered and of the financial position of the Company at the date of the interim balance sheet. The following unaudited consolidated balance sheet and consolidated statement of operations shows the historical results of the combined CIENA and Alta for the period ending January 31, 1998 which was prior to the consummation of the merger of the two entities:

                               CIENA CORPORATION

                          CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)



                                                                              January 31,
                                                                                 1998
                                                                              -----------
                                 ASSETS
Current assets:
         Cash and cash equivalents                                             $ 257,425
         Marketable debt securities                                               31,089
         Accounts receivable, net                                                 89,305
         Inventories, net                                                         61,388
         Deferred income taxes                                                     9,706
         Prepaid expenses and other                                                5,102
                                                                              -----------
                Total current assets                                             454,015
Equipment, furniture and fixtures, net                                            83,538
Goodwill and other intangible assets                                              10,978
Other assets                                                                       2,574
                                                                              -----------
         Total assets                                                          $ 551,105
                                                                              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                                      $  33,472
         Accrued liabilities                                                      34,754
         Income taxes payable                                                     17,417
         Deferred revenue                                                          3,026
         Other current obligations                                                   988
                                                                              -----------
                Total current liabilities                                         89,657
         Deferred income taxes                                                    29,146
         Other long-term obligations                                               1,942
                                                                              -----------
                Total liabilities                                                120,745
Commitments and contingencies                                                          -
Stockholders' equity:
         Preferred stock - par value $.01; 20,000,000 shares authorized;
         zero shares issued and outstanding                                            -
         Common stock - par value $.01; 360,000,000 shares authorized;
         101,093,109 shares issued and outstanding                                 1,011
         Additional paid-in capital                                              263,543
         Notes receivable from stockholders                                         (116)
         Translation adjustment                                                      (37)
         Retained earnings                                                       165,959
                                                                              -----------
                Total stockholders' equity                                       430,360
                                                                              -----------
         Total liabilities and stockholders' equity                            $ 551,105
                                                                              ===========

                               CIENA CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)


                                                      Quarter Ended
                                                       January 31,
                                                      --------------
                                                           1998
                                                      --------------
Revenue                                                     $145,092
Cost of goods sold                                            58,980
                                                      --------------
        Gross profit                                          86,112
                                                      --------------

Operating expenses
        Research and development                              10,203
        Selling and marketing                                  9,968
        General and administrative                             3,792
                                                      --------------
          Total operating Expenses                            23,963
                                                      --------------

Income (loss) from operations                                 62,149

Interest and other income (expense ), net                      3,775

Interest expense                                                 (84)
                                                      --------------

Income (loss) before income taxes                             65,840

Provision (benefit) for income taxes                          26,142
                                                      --------------

Net income (loss)                                            $39,698
                                                      ==============

Basic net income per common share                              $0.39
                                                      ==============

Diluted net income per common share and dilutive
        potential common share                                 $0.37
                                                      ==============

Weighted average basic common shares outstanding             100,641
                                                      ==============

Weighted average basic common and dilutive potential
        common shares outstanding                            107,552
                                                      ==============

Item 7.         Financial Statement and Exhibits.


Exhibit         Description
-------         -----------
 23.2           Consent of Independent Accountants
 27.1           Restated Financial Data Schedule (filed only electronically with the SEC)
 27.2           Restated Financial Data Schedule (Filed only electronically with the SEC)

   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, .

                                         CIENA CORPORATION

Date:  June 23, 1998
                                         By: /s/ Joseph R. Chinnici
                                             ----------------------
                                         Joseph R. Chinnici
                                         Sr. Vice President, Finance and
                                         Chief Financial Officer
                                         (Principal Financial Officer)





                                      31